                UNITED ASSET MANAGEMENT CORPORATION
                                                                    Exhibit 11
               CALCULATION OF EARNINGS PER SHARE (1)
              (In thousands, except per-share amounts)
                            (Unaudited)

                                     ---------------------------------------------
                                       THREE MONTHS ENDED     NINE MONTHS ENDED
                                           SEPTEMBER 30,        SEPTEMBER 30,
                                        1997       1996       1997          1996
                                     --------   ----------   --------    ---------
Common and common equivalent
  shares:
  Net income.......................  $23,226    $   23,005   $  71,311   $  63,369
  Adjustments thereto (2)..........     --              32        --           635
                                     --------   ----------   --------    ---------
  Adjusted net income..............  $23,226    $   23,037   $  71,311   $  64,004
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------
  Average shares outstanding.......   69,794        68,918     69,988       68,631
  Adjustments thereto (2)..........    2,936         3,243      3,352        3,889
                                     --------   ----------   --------    ---------
  Shares used in computation.......   72,730        72,161     73,340       72,520
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------
Per share..........................  $   .32    $      .32   $    .97    $     .88
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------
Common shares-assuming full dilution:
  Net income.......................  $23,226    $   23,005   $ 71,311    $  63,369
  Adjustments thereto (2)..........     --               5         --           98
                                     --------   ----------   --------    ---------
  Adjusted net income..............  $23,226    $   23,010   $ 71,311    $  63,467
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------
  Average shares outstanding.......   69,794        68,918     69,988       68,631
  Adjustments thereto (2)..........    3,446         3,243      4,034        3,889
                                     --------   ----------   --------    ---------
  Shares used in computation.......   73,240        72,161     74,022       72,520
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------
Per share..........................  $   .32    $      .32   $    .96    $     .88
                                     --------   ----------   --------    ---------
                                     --------   ----------   --------    ---------

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(1) See Note 5 for pro forma earnings per share calculated in accordance with
    Statement of Financial Accounting Standards No. 128, Earnings per Share, which will be effective for financial statements for both interim and annual periods ending after December 15, 1997.

(2) Adjustments relate to application of modified treasury stock method.